SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

         [X]  Form 10-KSB      [   ] Form 20-F       [   ] Form 11-K
         [   ] Form 10-QSB     [   ] Form N-SAR

         For the Period ended December 31, 2002

         [   ] Transition Report on Form 10-KSB
         [   ] Transition Report on Form 20-F
         [   ] Transition Report on Form 11-K
         [   ] Transition Report on Form 10-QSB
         [   ] Transition Report on Form N-SAR
         For the Transition Period Ended
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     Read Attached Instruction Sheet Before Preparing Form, Please Print or Type

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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Part I -- Registrant Information
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     Full Name of Registrant                       Blue Industries, Inc.
     Former Name if Applicable

     Address of Principal Executive Office (Street and Number)
         340 rue de la Gare

     City, State, Zip Code                        France 74370 Pringy

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Part II -- Rules 12b-25 (b) and (c)
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     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following information should be completed. (Check box if appropriate)

     [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [X] (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar following the prescribed due date; and

     [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III -- Narrative
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     State below in reasonable detail the reasons why Form 10-KSB, Form 20-F,
     Form 11-K, Form N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

         The company has recently suffered a material theft of inventory at its facility in Pringy, France. The Company has also elected to change auditors to a smaller firm that is better suited to its requirements.

         Therefore, the Company is unable to file its annual report on Form 10-KSB within the prescribed time period without unreasonable effort or expense. The Company expects to file within the extension period.

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Part IV -- Other Information
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     (1) Name and telephone number of person to contact in regard to this notification.

            John L. Petersen, attorney                       41(0)26 684 05 00
                       (Name)                                    (Telephone)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify the report(s).

[X] Yes                            [  ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[X] Yes                           [  ] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.

         The recent material theft of inventory at the Company's facility in Pringy is likely to have a material impact on the year-end financial statements. The magnitude of this impact has not yet been assessed.

     Blue Industries, Inc. has caused this notification to be filed on its behalf by the undersigned thereunto duly authorized


Dated:  March 28, 2003           By:                     /s/
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                                            Patrick Gouverneur, President